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Exhibit 99.1

TimkenSteel Corporation Delivers
Strong Sales Growth in Second Quarter

•	Second-quarter net sales up $88 million or 25 percent, year over year, driven by strong demand in the energy and industrial market sectors

•	Second-quarter adjusted earnings before interest and taxes (EBIT)(1) increased 25 percent year over year

•	Company reaffirms full-year sales growth of 20-25 percent over prior year on continuing market growth

CANTON, Ohio: July 31, 2014 — TimkenSteel Corporation (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported second-quarter net income of $28.6 million on $442.2 million of net sales, compared to net income of $25.3 million on net sales of $354.1million in the second quarter of 2013.
Adjusted financial results include adjusted net income(1) of $25.2 million, or $0.55 of adjusted earnings per diluted share (EPS) (1), compared to second-quarter 2013 adjusted net income(1) of $20.4 million, or $0.44 adjusted EPS.
“We successfully completed the spinoff of TimkenSteel, and began our journey as an independent company with a strong financial position. In the second quarter, our results demonstrate our ability to drive shareholder value by selling into more profitable niche markets and leveraging our manufacturing capabilities with strong structural performance,” said Ward J. “Tim” Timken, Jr., chairman, CEO and president. “We also continued to invest for growth, with the announcement of a $40 million continuous heat-treat facility that will expand our opportunity to create customized steels for some of the most demanding applications in markets with solid long-term potential.”

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

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SECOND-QUARTER 2014 FINANCIAL SUMMARY
Second-quarter net sales were up $88 million or 25 percent year over year.

•	Ship tons were approximately 289,000, an increase of 21.4 percent from the second quarter of the prior year.

•	Growth in net sales was driven primarily by strong volumes in the energy and industrial market sectors, including surcharges of $24.4 million.

Adjusted EBIT(1) of $39.4 million is a 25 percent increase compared to the same period a year ago.

•	Melt utilization of 76 percent represents a 23 percent increase over the prior year.

•
Second-quarter adjusted EBIT(1) was favorable compared to the prior-year second quarter, primarily due to higher sales volume, manufacturing utilization, and a lower LIFO charge, partially offset by costs associated with the timing of inventory reduction and asset and inventory adjustments at separation.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Industrial and Mobile Segment

•
Net sales of $254.7 million represent a 13.7 percent increase over the second quarter of the prior year, including higher surcharges of $9.2 million, driven by stronger demand in the industrial market sector and slightly offset by lower automotive shipments.

•
Second-quarter EBIT margin of 8.2 percent was lower than prior-year margin of 11.3 percent due to unfavorable inventory change and physical inventory adjustments offsetting favorable volume, mix and manufacturing leverage.

Energy and Distribution Segment

•
Net sales of $187.5 million represent a 44.1 percent increase over the second quarter of the prior year, including higher surcharges of $15.2 million, driven primarily by continued growth in demand in the energy end markets coupled with strength in the distribution channel.

•
Second quarter EBIT margin of 16.6 percent is higher than prior-year second-quarter margin of 14.8 percent, driven by volume increases, favorable mix, and strong manufacturing leverage, partially offset by unfavorable inventory change and physical inventory adjustments.

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OUTLOOK

•	We project 2014 sales growth of 20-25 percent over full-year 2013 driven by strength in our end markets and supported by additional crews at several of our facilities.

•	Second-half 2014 capital spending is forecasted at approximately $100-$105 million.

•	We expect to launch the jumbo vertical bloom caster in the third quarter. The caster will begin to ramp up in the second half with the benefits expected in 2015.

•	We expect second-half 2014 improvement in manufacturing to partially offset annual shutdown maintenance and caster ramp-up costs for a net impact of $2-4 million.

•	We anticipate LIFO expense of $14-$18 million in second half 2014 compared to $2 million in the first half.

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com), creates tailored steel products and services for demanding applications, helping customers push the bounds of what’s possible within their industries. The company reaches around the world in its customers’ products and leads North America in large alloy steel bars (6”+) and seamless mechanical tubing made of its special bar quality steel, as well as supply chain and steel services. Operating from six countries, TimkenSteel posted sales of $1.4 billion in 2013.

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(1)NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. EBIT is defined as operating income plus other income (expense), net. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance and cash generation. It also is a better reflection of the underlying growth from the ongoing activities of the business and provides improved comparability of results.
The consolidated financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of TimkenSteel Corporation’s former parent company, The Timken Company. TimkenSteel’s consolidated financial statements include certain expenses of its former parent which were allocated to it for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. TimkenSteel considers the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses it would have incurred as an independent public company or of the costs it will incur in the future. Adjusted EBIT and adjusted net income are defined as EBIT and net income reduced for stand-alone costs reflected at a normal run-rate, respectively. Management believes that reporting adjusted EBIT and adjusted net income is useful to investors as these measures are representative of the company's performance and cash generation. It also is a better reflection of the underlying growth from the ongoing activities of the business and provides an indication of the company’s performance as an independent public company.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable

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GAAP financial measures for the three and six months ended June 30, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
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This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the company’s ability to realize the expected benefits of the spinoff; the costs associated with being an independent public company, which may be higher than anticipated; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade continue in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with

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product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments, the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; and changes in worldwide financial markets, including availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products, and the amount of any dividend declared by the company’s board of directors on its common shares.

Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Elaine Russell Reolfi	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com

CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$442.2	$354.1	$831.7	$700.4
Cost of products sold	369.5	291.5	685.5	583.1
Gross Profit	72.7	62.6	146.2	117.3
Selling, general & administrative expenses (SG&A)	26.1	23.7	50.4	46.1
Other (expense) income, net	(1.5)	(0.2)	0.1	(0.3)
Earnings Before Interest and Taxes (EBIT) (1)	45.1	38.7	95.9	70.9

Interest expense	(0.7)	—	(0.7)	—
Income Before Income Taxes	44.4	38.7	95.2	70.9
Provision for income taxes	15.8	13.4	32.9	24.6
Net Income	$28.6	$25.3	$62.3	$46.3

Net Income per Common Share:
Basic Earnings Per Share	$0.63	$0.55	$1.36	$1.01
Diluted Earnings Per Share	$0.62	$0.55	$1.35	$1.00

Average Shares Outstanding	45,729,624	45,729,624	45,729,624	45,729,624
Average Shares Outstanding - Assuming Dilution	46,249,507	46,249,507	46,249,507	46,249,507

(1) EBIT is defined as operating income plus other (expense) income, net. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

BUSINESS SEGMENTS
(Dollars in millions, except per ton data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Industrial & Mobile
Net sales	$254.7	$224.0	$486.5	$441.8
Earnings before interest and taxes (EBIT) (1)	20.8	25.3	47.8	46.8
EBIT Margin (1)	8.2%	11.3%	9.8%	10.6%
Shipments (in tons)	169,002	154,096	322,789	304,570
Average selling price per ton, including surcharges	$1,507	$1,454	$1,507	$1,451

Energy & Distribution
Net sales	$187.5	$130.1	$345.2	$258.6
Earnings before interest and taxes (EBIT) (1)	31.2	19.3	62.4	35.3
EBIT Margin (1)	16.6%	14.8%	18.1%	13.7%
Shipments (in tons)	120,461	84,066	216,547	166,244
Average selling price per ton, including surcharges	$1,557	$1,548	$1,594	$1,556

Unallocated corporate expense	($6.9)	($5.9)	($14.3)	($11.2)

Consolidated
Net sales	$442.2	$354.1	$831.7	$700.4
Earnings before interest and taxes (EBIT) (1)	45.1	38.7	95.9	70.9
EBIT Margin (1)	10.2%	10.9%	11.5%	10.1%

(1) EBIT is defined as operating income plus other (expense) income, net. EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance and cash generation.

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$43.7	$—
Accounts receivable, net of allowances	178.4	122.7
Accounts receivable due from related party	—	26.7
Inventories, net	247.8	227.0
Deferred income taxes	13.6	1.7
Deferred charges and prepaid expenses	0.4	0.8
Other current assets	3.4	4.2
Total Current Assets	487.3	383.1
Property, Plant and Equipment, net	750.4	682.6
Non-current pension assets	77.1	—
Other intangible assets	10.7	11.2
Other non-current assets	2.6	1.9
Total Other Assets	90.4	13.1
Total Assets	$1,328.1	$1,078.8

LIABILITIES
Accounts payable, trade	$132.6	$86.4
Accounts payable due to related party	—	17.7
Salaries, wages and benefits	34.5	37.6
Current accrued pension and postretirement cost	18.1	—
Other current liabilities	16.2	13.2
Total Current Liabilities	201.4	154.9
Long-term debt	130.2	30.2
Accrued pension and postretirement cost	95.5	—
Deferred income taxes	84.2	86.1
Other non-current liabilities	10.6	6.8
Total Non-Current Liabilities	320.5	123.1

EQUITY
Additional paid in capital	1,040.4	—
Net parent investment	—	801.2
Accumulated other comprehensive loss	(234.2)	(0.4)
Total Equity	806.2	800.8
Total Liabilities and Equity	$1,328.1	$1,078.8

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before EBIT are representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$28.6	$25.3	$62.3	$46.3

Provision for income taxes	15.8	13.4	32.9	24.6
Interest expense	(0.7)	—	(0.7)	—
Earnings Before Interest and Taxes (EBIT)	$45.1	$38.7	$95.9	$70.9

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital, is defined as total debt plus total shareholders' equity. Capital, used for the ratio of net debt to capital, is defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt is an important measure of the Company's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
	June 30, 2014	December 31, 2013
Long-term debt	$130.2	$30.2
Less: Cash and cash equivalents	43.7	—
Net Debt	$86.7	$30.2

Total Equity	$806.2	$800.8

Ratio of Total Debt to Capital	16.1%	3.8%
Ratio of Net Debt to Capital	10.8%	3.8%

Reconciliations of Free Cash Flow and Free Cash Flow, After Adjustments, to GAAP Net Cash Provided (used) by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Six Months Ended June 30,
	2014	2013
Net income	$62.3	$46.3
Depreciation and amortization	27.6	24.4
Working capital	(22.9)	17.2
Pension and other postretirement contributions and payments	(14.8)	—
Other	(7.0)	3.5
Operating Cash Flow	45.2	91.4
Less: capital expenditures	(65.6)	(80.1)
Free Cash Flow	($20.4)	$11.3

Adjusted EBITDA Reconciliation:
Management believes that reporting adjusted EBIT and adjusted EBITDA is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Sales	$442.2	$354.1	$831.7	$700.4

Segment EBIT
Industrial & Mobile	20.8	25.3	47.8	46.8
Energy & Distribution	31.2	19.3	62.4	35.3
Total Segment EBIT	52.0	44.6	110.2	82.1
Unallocated corporate costs	(6.9)	(5.9)	(14.3)	(11.2)
Consolidated EBIT	45.1	38.7	95.9	70.9
Incremental stand-alone costs	(5.7)	(7.3)	(11.4)	(14.7)
Adjusted EBIT	39.4	31.4	84.5	56.2

D&A	$14.0	$12.3	$27.6	$24.4
Incremental D&A	2.7	2.7	5.4	5.4
Total D&A	$16.7	$15.0	$33.0	$29.8

Adjusted EBITDA	$56.1	$46.4	$117.5	$86.0
% of sales	12.7%	13.1%	14.1%	12.3%

Adjusted Net Income Reconciliation:
Management believes that reporting adjusted net income is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars and shares in millions, except per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$28.6	$25.3	$62.3	$46.3
Incremental stand-alone costs, net of tax	(3.4)	(4.9)	(7.8)	(9.8)
Adjusted Net Income	$25.2	$20.4	$54.5	$36.5

Average shares outstanding - assuming dilution	46.2	46.2	46.2	46.2
Adjusted Diluted Earnings Per Share	$0.55	$0.44	$1.18	$0.79

Adjusted Operating Cash Flow Reconciliation:
Management believes that reporting adjusted operating cash flow is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Cash Flow	($0.2)	$48.7	$45.2	$91.4
Incremental stand-alone costs	(5.7)	(7.3)	(11.4)	(14.7)
Incremental D&A	2.7	2.7	5.4	5.4
Adjusted Operating Cash Flow	($3.2)	$44.1	$39.2	$82.1